EXHIBIT 10.17

Novel Therapies Improving Lives	601 Gateway Blvd., Suite 800 South San Francisco, CA 94080
t: 650 228 1800
f: 650 228 1088 www.novacea.com

January 27, 2006

Amar Singh

Dear Amar:

I am pleased to offer you, the position of Chief Commercialization Officer for Novacea effective February 28, 2006, reporting to Brad Goodwin, Chief Executive Officer. As we are a dynamic organization, you may also be involved in matters other than commercialization to which you can lend your expertise.

Your base compensation will be $12,083.34 per pay period (semi-monthly) which equates to $290,000.00 annualized. Your annual bonus opportunity will be up to 30% of your earned base compensation based upon company performance and individual performance objectives to be agreed upon mutually. In addition, you will be paid a one-time sign-on bonus of $60,000.00 payable after thirty days of employment. One half of your sign on bonus will be repayable to Novacea if you voluntarily leave the Company within two years of your date of hire; one quarter will be repayable to Novacea if you voluntarily leave the Company within three years of your date of hire.

Novacea will reimburse you for the following relocation assistance: any reasonable moving costs up to a maximum of $15,000.00; and the closing costs associated with the sale of your current residence in Southern California up to a maximum of $60,000.00. These costs are only reimbursable upon filing an expense report with all original receipts for moving expenses, and documentation proving the sale of your residence. One half of all above relocation assistance will be repayable to Novacea if you voluntarily leave the Company within two years of your date of hire; one quarter will be repayable to Novacea if you voluntarily leave the Company within three years of your date of hire.

Subject to the approval of the Board of Directors at their first meeting after your employment commences with us, you will be issued an option to purchase 700,000 shares of the Common Stock of the Company priced at the fair market value of our stock on the date of grant with vesting over four years: 25% at the end of 12 months and then monthly thereafter. A copy of the Incentive Stock Option Agreement and the Company’s standard form of Optionee Restriction Agreement will be provided after approval by the Board.

Effective with your hire date, you will be eligible to earn twenty-one (21) Paid Time Off or PTO days, accruing every pay period and subject to a maximum balance of 37 days, as well as all company paid holidays. We are enclosing a copy of the 2006 Your Benefits overview. Please note that fringe benefits established by the Company, which currently include medical, dental, vision, life/AD&D and disability benefits, start on the first of the month following your date of hire. Eligibility for the 401(k) plan starts the first day of the following quarter after completing 30 days of employment. You should confirm the end date of health coverage from your prior employer by providing us your Certificate of Health Coverage.

Novacea will reimburse you for all reasonable and necessary out-of-pocket expenses incurred by you in connection with services rendered on behalf of Novacea, subject to you providing appropriate substantiation in accordance with Company policy.

Under immigration law, we are required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements no later than 72 hours of your start date. This offer of employment is conditioned upon satisfactory documentation.

This letter, the attached Patent, Copyright and Non-Disclosure Agreement, and such other agreements as set forth in the Employee Handbook, constitute all agreements with respect to your employment. However, Novacea may, in its sole discretion, adjust the compensation and benefits paid to you and its other employees.

Your employment is at will, which means that either you or the Company may terminate your employment at any time, with or without cause for any reason or no reason whatsoever. This employment at-will provision cannot be waived by Novacea unless done in writing by our CEO.

Amar, we look forward to your significant contributions in this critical role, as we move forward revolutionizing the way we treat cancer, along with the opportunity to create a successful “world class” development and commercialization organization. If you accept this offer, please sign and return a copy with the above referenced attachments to Barbara Kehoe (fax number: 650-228-1084).

Sincerely,

/s/ Bradford S. Goodwin
Bradford S. Goodwin
Chief Executive Officer

cc: Human Resources

Attachment:

    Patent, Copyright and Non-Disclosure Agreement

Accepted:	/s/ Amar Singh	Date:
Amar Singh